WEAVER AND TIDWELL
L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
T Bancshares, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 and in the related Prospectus of T Bancshares, Inc. of our report dated March 31, 2008 relating to the consolidated financial statements of T Bancshares, Inc. for each of the years ended December 31, 2007 and 2006, which report appears in the Annual Report on Form 10-KSB of T Bancshares, Inc. for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Registration Statement and related Prospectus.

Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, TX
July 28, 2008

1600 West Seventh Street
Suite 300
Fort Worth, Texas 76102-2506
817.332.7905
F 817.429.5936

WWW.WEAVERANDTIDWELL.COM

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